United Security Bancshares Reports 2022 Net Income of $15.7 Million

FRESNO, CA - January 26, 2023. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the year ended December 31, 2022. The Company recognized net income of $15.7 million, or $0.92 per basic and diluted share, for the year ended December 31, 2022, compared to net income of $10.1 million, or $0.59 per basic and diluted share for the year ended December 31, 2021.

Fourth Quarter 2022 Highlights (at or for the quarter ended December 31, 2022, except where noted)
▪Net income for the quarter increased 58.5% to $5.3 million, compared to $3.4 million for the quarter ended December 31, 2021, and increased 19.6% from $4.5 million for the trailing quarter ended September 30, 2022. Loan interest income increased $3.5 million and investment securities income increased $849,000 as a result of growth in loan and investment securities portfolio balances and increases in interest rates, when compared to the fourth quarter of 2021.
▪Total assets decreased 2.4% to $1.30 billion, compared to $1.33 billion at December 31, 2021.
▪Total loans, net of unearned fees, increased to $980.2 million, compared to $871.5 million at December 31, 2021 and $962.2 million at September 30, 2022.
▪Total investments increased 15.4% to $210.9 million, compared to $182.6 million at December 31, 2021.
▪Total deposits decreased 1.9% to $1.17 billion, compared to $1.19 billion at December 31, 2021.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.04%, compared to 1.07% at December 31, 2021. The decrease in the allowance for credit losses as a percentage of gross loans is primarily the result of a change in loan mix resulting from purchases of residential mortgage loans during the year.
▪Net interest income before the provision for credit losses increased 43.8% to $13.5 million, compared to $9.4 million for the quarter ended December 31, 2021. For the trailing quarter ended September 30, 2022, net interest income before the provision for credit losses was $12.7 million.
▪The Company recorded a provision for credit losses of $585,000 for the quarter ended December 31, 2022, compared to a provision for credit losses of $453,000 for the quarter ended December 31, 2021.
▪Book value per share decreased to $6.59, compared to $7.06 at December 31, 2021 primarily as a result of an increase in accumulated other comprehensive loss related to unrealized losses within the investment portfolio.
▪Net interest margin increased to 4.44% for the quarter ended December 31, 2022, compared to 3.08% and 3.95% for the quarters ended December 31, 2021 and September 30, 2022, respectively.
▪Annualized average cost of deposits was 0.22% for the quarter ended December 31, 2022, and 0.17% for the quarter ended December 31, 2021. For the trailing quarter ended September 30, 2022, the annualized average cost of deposit was 0.22%.
▪Net charge-offs totaled $465,000 for the quarter ended December 31, 2022 , compared to net charge-offs of $265,000 for the quarter ended December 31, 2021 and $451,000 for the quarter ended September 30, 2022.
▪Capital position remains well-capitalized with a 10.10% Tier 1 Leverage Ratio compared to 9.79% as of December 31, 2021.
▪Annualized return on average assets (“ROAA”) increased to 1.57%, compared to 1.03% and 1.28% for the quarters ended December 31, 2021 and September 30, 2022, respectively. The increase in ROAA is due to increase in net income outpacing the increase in average assets.
▪Annualized return on average equity (“ROAE”) increased to 19.24%, compared to 11.21% and 15.61% for the quarters ended December 31, 2021 and September 30, 2022, respectively.

Dennis Woods, President and Chief Executive Officer, stated: “We continued our positive earnings momentum in the fourth quarter as we again posted increased earnings when compared to prior quarter and fourth quarter 2021 results. Core net income for the twelve months ended December 31, 2022, which is a non-GAAP measure, grew 66% over the prior year as a result of the successful execution of our 2021 and 2022 cash deployment strategies and the continued increase in interest rates. Our credit quality, capital, and liquidity levels remain strong and position us well for potential economic headwinds over the coming quarters.”

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for Trust Preferred Securities (TRUPs) and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Net income for the year ended December 31, 2022 increased 55.3% to $15.7 million, compared to the year ended December 31, 2021. The increase is primarily the result of increases of $7.9 million in loan interest income and fees, and $2.3 million in investment income, partially offset by a $1.9 million increase in the loss on the fair value of junior subordinated debentures and an increase of $3.2 million in the provision for income taxes. ROAE for the year ended December 31, 2022 was 13.75%, compared to 8.47% for the year ended December 31, 2021. ROAA was 1.16% for the year ended December 31, 2022, compared to 0.82% for the year ended December 31, 2021.

The annualized average cost of deposits was 0.23% for the year ended ended December 31, 2022 and 0.17% for the year ended December 31, 2021. Average interest-bearing deposits increased 12.1% between the periods ended December 31, 2021 and 2022 from $649.2 million to $728.1 million.

Net interest income, before the provision for credit losses, for the year ended December 31, 2022 totaled $46.1 million, an increase of $10.4 million, or 29.2%, from the $35.7 million reported for the same period ended December 31, 2021. The impact of the Company’s 2021 and 2022 cash deployment strategies, which included over $350 million in investment securities purchases and mortgage loan purchases, are reflected in the increase in net interest income. The Company’s net interest margin increased from 3.16% for the year ended December 31, 2021 to 3.69% for the year ended December 31, 2022. The increase in the net interest margin is due to increases in yields on investment securities, yields on loans, and yields on interest-bearing deposits at the Federal Reserve Bank, partially offset by increases in average deposit costs. Loan yields increased from 4.51% to 4.66% between the two periods. The yield on interest-bearing liabilities increased from 0.31% to 0.43% between the two periods. Included in interest income for the year ended December 31, 2022 were $129,000 in fees related to Small Business Administration Paycheck Protection Program loans, compared to $920,000 for the same period ended December 31, 2021.

Noninterest income for the year ended December 31, 2022 totaled $1.8 million, a decrease of $1.5 million when compared to the $3.4 million reported for the year ended December 31, 2021. For the year ended December 31, 2022, a loss on the fair value of TRUPs of $2.5 million was recorded, compared to a loss of $660,000 for the same period in 2021. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve. Generally, an increase in the three month LIBOR yield curve will result in negative fair value adjustments. Conversely, a decrease in the three month LIBOR yield curve will result in positive fair value adjustments. Customer service fees totaled $3.0 million for the year ended December 31, 2022 and $2.8 million for the year ended December 31, 2021. Also included in noninterest income for the year ended December 31, 2022 was $566,000 in nonrecurring income received from The Central Valley Fund II (SBIC), Limited Partnership.

For the year ended December 31, 2022, noninterest expense totaled $24.0 million, an increase of $424,000 compared to $23.6 million for the year ended December 31, 2021. On a year-over-year comparative basis, noninterest expense increased due to increases of $486,000 in professional fees, $121,000 in data processing expense, and $120,000 in salaries and employee benefits, and was partially offset by a decrease of $199,000 in the provision for unfunded loans and a decrease of $154,000 in costs related to other real-estate owned.

The efficiency ratio for the year ended December 31, 2022 decreased to 49.8%, compared to 60.3% for the year ended December 31, 2021. This decrease is attributed to revenue growth, as well as the $566,000 in noninterest income from the investment in the limited partnership received during 2022.

The Company recorded an income tax provision of $6.4 million for the year ended December 31, 2022, compared to $3.2 million for the same period in 2021. The effective tax rate for the year ended December 31, 2022 was 28.89%, compared to 24.16% for the year ended December 31, 2021.

Quarter Ended December 31, 2022:

For the quarter ended December 31, 2022, the Company reported net income of $5.3 million and earnings per basic and diluted share of $0.31, compared to net income of $3.4 million and $0.20 per basic and diluted share for the year ended December 31, 2021. Net income for the quarter ended September 30, 2022 was $4.5 million and $0.26 per basic and diluted share.

Net interest income, before the provision for credit losses was $13.5 million for the quarter ended December 31, 2022, representing a $4.1 million, or 43.8%, increase from the $9.4 million reported at December 31, 2021. The increase in net interest income was driven primarily by growth in the loan and investment portfolios. The Company’s net interest margin increased from 3.08% to 4.44% between the quarters ended December 31, 2021 and December 31, 2022, respectively. The increase in the net interest margin was due to increases in yields on loans, investment securities, and interest-bearing deposits at the FRB, partially offset by increases in deposit costs. Net interest income after the provision for credit losses during the quarter ended December 31, 2022 increased to $12.9 million, or 44.5%, from the $8.9 million reported during the quarter ended December 31, 2021.

Noninterest income for the quarter ended December 31, 2022 totaled $1,049,000, a decrease of $242,000 from the $1,291,000 reported for the quarter ended December 31, 2021. The decrease is primarily attributed to $303,000 in income from an investment in a limited partnership recorded during the fourth quarter of 2021. Customer service fees totaled $699,000 for both the quarter ended December 31, 2021 and the quarter ended December 31, 2022. Noninterest income increased $657,000 for the quarter ended December 31, 2022 from the $392,000 reported for the quarter ended September 30, 2022. This was primarily due to a decrease in the loss on the fair value of junior subordinated debentures of $536,000 which was partially offset by a decrease in customer service fees of $200,000.

Noninterest expense for the quarter ended December 31, 2022 totaled $6.43 million, reflecting a $150,000 increase from the $6.28 million reported for the quarter ended December 31, 2021, and a $221,000 increase from the $6.2 million reported for the quarter ended September 30, 2022. The increase between the quarters ended December 31, 2022 and 2021 was partially the result of increases of $133,000 in salaries and employee benefits and $84,000 in occupancy expense, and was partially offset by a decrease of $114,000 in costs related to other real-estate owned and $33,000 in regulatory assessments. The increase between the quarters ended December 31, 2022 and September 30, 2022 resulted partially from increases of $73,000 in the provision for unfunded loans, $77,000 in salaries and employee benefits, and $48,000 in regulatory assessment.

The Company recorded an income tax provision of $2.2 million for the quarter ended December 31, 2022, compared to $0.6 million for the quarter ended December 31, 2021, and $1.8 million for the quarter ended September 30, 2022. The effective tax rate for the quarter ended December 31, 2022 was 28.9%, compared to 14.3% and 29.1% for the quarters ended December 31, 2021 and September 30, 2022, respectively.

Balance Sheet Review

Total assets decreased $31.8 million, or 2.4%, between December 31, 2021 and December 31, 2022. Gross loan balances and investment securities increased $112.5 million and $28.2 million, respectively, and were offset by decreases in overnight balances held at the Federal Reserve Bank of $181.2 million. Included in the loan growth were purchases of $61.8 million in residential mortgage loans during the year. In addition, organic growth in commercial real estate of $67.5 million and commercial and industrial of $19.5 million, partly offset by reductions in real estate construction, agricultural, and student loan portfolios contributed to the loan growth. Investment portfolio growth included purchases of $91.4 million in investment securities, partially offset by $15.1 million in sales of securities, $19.0 million in paydowns, and $26.7 million in unrealized losses. In part, as a result of the loan and investment activity, total cash and cash equivalents decreased $180.6 million between December 31, 2021 and December 31, 2022. Unfunded loan commitments decreased from $239.1 million at December 31, 2021 to $190.2 million at December 31, 2022. OREO balances totaled $4.6 million at December 31, 2021 and December 31, 2022.

Total deposits decreased $22.6 million, or 1.9%, to $1.2 billion during the year ended December 31, 2022. This was due to decreases of $27.5 million in interest bearing deposits offset by increases of $4.9 million in noninterest bearing deposits. Savings accounts increased $12.0 million, NOW and money market accounts decreased $30.0 million, and time deposits decreased $9.5 million. In total, NOW, money market and savings accounts decreased 2.8% to $625.8 million at December 31, 2022, compared to $643.8 million at December 31, 2021. Noninterest bearing deposits increased 1.0% to $481.6 million at December 31, 2022, compared to $476.7 million at December 31, 2021. Core deposits, which are made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, decreased $16.8 million.

Shareholders’ equity at December 31, 2022 totaled $112.5 million, a decrease of $7.7 million from $120.2 million at December 31, 2021. This decrease in equity was primarily attributed to an increase in accumulated other comprehensive loss of $16.3 million and $7.5 million in dividends paid, partially offset by $15.7 million in net income. At December 31, 2022, the accumulated other comprehensive loss totaled $17.5 million, compared to $1.2 million at December 31, 2021. The increase in the loss was primarily the result of net unrealized losses on investment securities of $19.1 million and was partially offset by a $2.1 million gain on junior subordinated debentures (TRUPs) caused by a change in market credit spreads during the year ended December 31, 2022. The change in unrealized loss on the investment portfolio is attributed to changes in interest rates, and not credit quality. The Company does not intend to sell and it is more likely than not that it will not be required to sell any securities that have an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on December 20, 2022. The dividend was paid on January 19, 2023, to shareholders of record as of January 4, 2023. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $1.8 million for the year ended December 31, 2022, compared to $2.1 million for the year ended December 31, 2021. Net loan charge-offs totaled $952,000 for the year ended December 31, 2022, compared to $1,297,000 for the year ended December 31, 2021. The provision recorded during 2022 is primarily attributed to net charge-offs in the student loan portfolio in addition to qualitative adjustments related to economic factors. For the year ended December 31, 2021, the provision recorded was attributed to growth of the loan portfolio, agricultural loan downgrades, and net charge-offs recognized in the student loan portfolio.

The Company’s allowance for loan losses totaled 1.04% of the loan portfolio at December 31, 2022, compared to 1.07% at December 31, 2021. The decrease in the allowance for credit losses as a percentage of gross loans is primarily the result of a change in loan mix resulting from purchases of residential mortgage loans during 2022. The reserve required on the residential mortgage loan segment is lower than reserves required for other loan segments due to lower historical losses. Management considers the allowance for credit losses at December 31, 2022 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure, and loans more than 90 days past due and still accruing interest, increased $2,870,000 between December 31, 2021 and December 31, 2022 to $19.5 million. Nonperforming assets as a percentage of total assets increased from 1.25% at December 31, 2021 to 1.50% at December 31, 2022. This period increase in nonperforming assets is attributed to increases of $3,106,000 in nonaccrual loans, offset by decreases of $201,000 in loans past due more than 90 days. OREO balances remained at $4.6 million at December 31, 2021 and December 31, 2022.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages, global conflict and unrest, (2) the COVID-19 global pandemic, including the effects of the steps being taken to address the pandemic and its impact on the Company’s markets, customers, and employees, (3) changes in general economic and financial market conditions, either nationally or locally, (4) interest rate policies of the Board of Governors of the Federal Reserve System, (5) changes in banking laws or regulations, (6) increased competition in the Company’s markets, impacting the ability to execute its business plans, (7) loss of key personnel, (8) unanticipated credit losses, (9) drought, earthquakes, floods or other natural disasters impacting the local economy and/or the condition of real estate collateral, (10) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, (11) uncertainty regarding the replacement of LIBOR, and (12) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2021, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands-except share data)	December 31, 2022	December 31, 2021
Assets
Cash and non-interest-bearing deposits in other banks	$31,650	$31,057
Due from Federal Reserve Bank (“FRB”)	6,945	188,162
Cash and cash equivalents	38,595	219,219
Investment securities (at fair value)
Available-for-sale (“AFS”) securities	207,545	178,902
Marketable equity securities	3,315	3,744
Total investment securities	210,860	182,646
Loans	981,772	869,314
Unearned fees and unamortized loan origination costs - net	(1,594)	2,219
Allowance for credit losses	(10,182)	(9,333)
Net loans	969,996	862,200

Premises and equipment - net	9,770	8,950
Accrued interest receivable	8,489	7,530
Other real estate owned (“OREO”)	4,582	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	12,825	3,615
Cash surrender value of life insurance, net	22,893	22,338
Operating lease right-of-use assets	1,984	2,594
Other assets	14,711	12,782
Total assets	$1,299,193	$1,330,944

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$481,629	$476,749
Interest-bearing	683,855	711,357
Total deposits	1,165,484	1,188,106

Operating lease liabilities	2,093	2,705
Other liabilities	8,270	8,737
Junior subordinated debentures (at fair value)	10,883	11,189
Total liabilities	1,186,730	1,210,737

Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,067,253 at December 31, 2022 and 17,028,239 at December 31, 2021	60,030	59,636
Retained earnings	69,928	61,745
Accumulated other comprehensive loss, net of tax	(17,495)	(1,174)
Total shareholders’ equity	112,463	120,207
Total liabilities and shareholders’ equity	$1,299,193	$1,330,944

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended			Twelve Months Ended
(in thousands - except share data)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest Income:
Interest and fees on loans	$12,676	$11,514	$9,212	$43,039	$35,154
Interest on investment securities	1,496	1,322	647	4,613	2,337
Interest on deposits in FRB	582	683	71	1,605	239
Total interest income	14,754	13,519	9,930	49,257	37,730

Interest Expense:
Interest on deposits	1,113	679	508	2,815	1,899
Interest on other borrowed funds	156	110	44	380	180
Total interest expense	1,269	789	552	3,195	2,079
Net Interest Income	13,485	12,730	9,378	46,062	35,651
Provision for Credit Losses	585	607	453	1,802	2,107
Net Interest Income after Provision for Credit Losses	12,900	12,123	8,925	44,260	33,544

Noninterest Income:
Customer service fees	699	899	699	3,027	2,793
Increase in cash surrender value of bank-owned life insurance	213	89	147	555	555
Unrealized gain (loss) on fair value of marketable equity securities	28	(149)	(32)	(429)	(106)
Loss on fair value of junior subordinated debentures	(64)	(600)	31	(2,533)	(660)
Gain on sale of investment securities	—	—	—	30	—
Loss on sale of assets	(10)	—	—	(10)	8
Other	183	153	446	1,198	795
Total noninterest income	1,049	392	1,291	1,838	3,385

Noninterest Expense:
Salaries and employee benefits	3,042	2,965	2,909	11,833	11,713
Occupancy expense	916	923	832	3,467	3,537
Data processing	211	215	183	686	565
Professional fees	1,102	1,089	1,048	4,058	3,572
Regulatory assessments	164	212	197	794	743
Director fees	105	110	109	452	385
Correspondent bank service charges	18	23	23	93	88
Net cost of operation and sale of OREO	75	33	189	102	256
Other	799	641	792	2,554	2,756
Total noninterest expense	6,432	6,211	6,282	24,039	23,615

Income Before Provision for Taxes	7,517	6,304	3,934	22,059	13,314
Provision for Taxes on Income	2,175	1,837	564	6,373	3,216
Net Income	$5,342	$4,467	$3,370	$15,686	$10,098

Basic earnings per common share	$0.31	$0.26	$0.20	$0.92	$0.59
Diluted earnings per common share	$0.31	$0.26	$0.20	$0.92	$0.59
Weighted average basic shares for EPS	17,051,442	17,042,479	17,014,766	17,040,241	17,011,379
Weighted average diluted shares for EPS	17,072,499	17,063,947	17,042,236	17,061,833	17,030,874

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended			Twelve Months Ended
(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Average Balances:
Loans (1)	$966,042	$952,518	$855,146	$924,280	$779,062
Investment securities	210,816	215,416	163,552	201,723	150,748
Interest-bearing deposits in FRB	65,799	111,704	188,467	122,575	199,610
Total interest-earning assets	1,242,657	1,279,638	1,207,165	1,248,578	1,129,420
Allowance for credit losses	(10,085)	(9,902)	(9,170)	(9,708)	(8,866)
Cash and due from banks	37,009	37,547	42,194	36,689	44,269
Other real estate owned	4,580	4,583	4,641	4,579	4,847
Other non-earning assets	75,480	71,291	62,574	71,044	63,800
Total average assets	$1,349,641	$1,383,157	$1,307,404	$1,351,182	$1,233,470

Interest-bearing deposits	$727,095	$720,783	$703,883	$728,084	$649,237
Junior subordinated debentures	10,260	10,459	11,266	10,682	11,089
Total interest-bearing liabilities	737,355	731,242	715,149	738,766	660,326

Noninterest-bearing deposits	491,462	528,033	461,962	488,053	443,639
Other liabilities	10,387	10,054	10,711	10,010	10,014
Total liabilities	1,239,204	1,269,329	1,187,822	1,236,829	1,113,979
Total equity	110,437	113,828	119,582	114,353	119,491
Total liabilities and equity	$1,349,641	$1,383,157	$1,307,404	$1,351,182	$1,233,470

Average Rates:
Loans (1)	5.21%	4.80%	4.27%	4.66%	4.51%
Investment securities	2.82%	2.43%	1.57%	2.29%	1.55%
Interest-bearing deposits in FRB	3.51%	2.43%	0.15%	1.31%	0.12%
Earning assets	4.71%	4.19%	3.26%	3.95%	3.34%
Interest bearing deposits	0.37%	0.37%	0.29%	0.39%	0.29%
Total deposits	0.22%	0.22%	0.17%	0.23%	0.17%
Junior subordinated debentures	6.03%	4.17%	1.55%	3.56%	1.62%
Total interest-bearing liabilities	0.45%	0.43%	0.31%	0.43%	0.31%
Net interest margin (2)	4.44%	3.95%	3.08%	3.69%	3.16%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)

(in thousands)	December 31, 2022		September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Cash and cash equivalents	$38,595		$126,032	$107,246	$224,934	$219,219
Investment securities	210,860		211,847	215,774	183,527	182,646
Loans	980,178		962,166	949,991	879,379	871,533
Allowance for credit losses	(10,182)	(10,063)	(10,063)	(9,907)	(9,276)	(9,333)
Net loans	969,996		952,103	940,084	870,103	862,200
Other assets	79,742		79,270	76,413	71,238	66,879
Total assets	$1,299,193		$1,369,252	$1,339,517	$1,349,802	$1,330,944

Non-interest-bearing deposits	$481,629		$517,230	$473,013	$465,043	$476,749
Interest-bearing deposits	683,855		723,588	735,181	749,289	711,357
Total deposits	1,165,484		1,240,818	1,208,194	1,214,332	1,188,106
Other liabilities	21,246		21,355	21,322	21,896	22,631
Total liabilities	1,186,730		1,262,173	1,229,516	1,236,228	1,210,737
Total shareholders’ equity	112,463		107,079	110,001	113,574	120,207
Total liabilities and shareholder’s equity	$1,299,193		$1,369,252	$1,339,517	$1,349,802	$1,330,944

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Total interest income	$14,754	$13,519	$10,993	$9,991	$9,930
Total interest expense	1,269	789	584	553	552
Net interest income	13,485	12,730	10,409	9,438	9,378
Provision for credit losses	585	607	606	5	453
Net interest income after provision for credit losses	12,900	12,123	9,803	9,433	8,925
Total non-interest income (loss)	1,049	392	602	(206)	1,291
Total non-interest expense	6,432	6,211	5,576	5,816	6,282
Income before provision for taxes	7,517	6,304	4,829	3,411	3,934
Provision for taxes on income	2,175	1,837	1,394	968	564
Net income	$5,342	$4,467	$3,435	$2,443	$3,370

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)	December 31, 2022	December 31, 2021
Real estate - construction & development	$14,436	$11,226
Agricultural	108	212
Total nonaccrual loans	14,544	11,438
Loans past due 90 days and still accruing	252	453
Restructured loans	141	176
Total nonperforming loans	14,937	12,067
Other real estate owned	4,582	4,582
Total nonperforming assets	$19,519	$16,649

Nonperforming loans to total gross loans	1.52%	1.39%
Nonperforming assets to total assets	1.50%	1.25%
Allowance for credit losses to nonperforming loans	68.17%	77.34%

United Security Bancshares
Selected Financial Data (unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands, except per share amounts)	2022	2021	2022	2021
Return on average assets	1.57%	1.03%	1.16%	0.82%
Return on average equity	19.24%	11.21%	13.75%	8.47%
Efficiency ratio (1)	44.34%	58.70%	49.77%	60.33%
Annualized net charge-off (recoveries) to average loans	0.19%	0.12%	0.10%	0.17%

	December 31, 2022	December 31, 2021
Shares outstanding - period end	17,067,253	17,028,239
Book value per share	$6.59	$7.06
Tangible book value per share	$6.33	6.80
Total impaired loans	$15,629	$12,034
Net loan to deposit ratio	83.23%	72.57%
Allowance for credit losses to total loans	1.04%	1.07%
Tier 1 capital to adjusted average assets (leverage)
Company	10.10%	9.79%
Bank	10.11%	9.64%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Year Ended December 31,
(dollars in thousands)	2022	2021	Change $	Change %
Net income	$15,686	$10,098	$5,588	55.3%
Junior subordinated debenture (1) fair value adjustment	2,533	660
Loss on sale of OREO (2)	—	1
Total non-core items	2,533	661
Income tax effect	(735)	(192)
Non-core items net of taxes	1,798	469
Non-GAAP core net income	$17,484	$10,567	$6,917	65.5%

(1)Junior subordinated debenture fair value adjustment is not part of core income and depending upon market rates, can “add to” or “subtract from” core income and mask non-GAAP core income change.
(2)Write down or loss on sale of OREO is considered a non-recurring event and therefore is not part of core income.